Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-169119 June 7, 2012

Barclays Bank PLC Callable Contingent Accrual Notes with Interest Linked to 6-Month USD LIBOR and the Performance of the S&P 500® Index due on June 18, 2027

Investment Description

Callable Contingent Accrual Notes (the “Notes”) are unsubordinated, unsecured debt obligations of Barclays Bank PLC (the “Issuer”) with interest linked to both (i) 6-Month USD LIBOR (the “Reference Rate”) and (ii) the closing level of the S&P 500® Index (the “Index”). The Issuer will pay interest quarterly in arrears, which accrues at a predetermined rate of 7.00% per annum (the “Base Rate”) for each day during the relevant interest period on which both (i) 6-Month USD LIBOR is within a range of 0.00% to 6.00% (inclusive) (the “Reference Rate Range”) and (ii) the Index closes at or above a specified level, which will be between 950 and 995 (to be determined on the Trade Date) (the “S&P 500® Index Barrier”), subject to the rate cutoff provision described below under “Indicative Terms—Rate Cut-off”. The Issuer may, in its sole discretion, elect to redeem the Notes in whole, but not in part, at a redemption price equal to the outstanding principal amount plus any accrued but unpaid interest thereon to but excluding the date of redemption, on any Interest Payment Date scheduled to occur on or after June 18, 2013, by giving at least 5 Business Days prior written notice.

You will not earn interest for any day on which 6-Month USD LIBOR is outside the Reference Rate Range or the closing level of the Index is below the S&P 500® Index Barrier. Accordingly, the actual interest payable on your Notes for any given Interest Period may be zero, and your return for any Interest Period or over the life of the Notes could be significantly less than the Base Rate or the return on a comparable debt instrument and may even be zero. Barclays Bank PLC will only repay the principal amount of your Notes at maturity or upon an earlier redemption. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not either directly or indirectly, an obligation of any third party. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts due under the Notes and could lose your entire investment.

Features

❑	Variable Income: Barclays Bank PLC will make quarterly interest payments that will range from 0.00% to a maximum effective rate of 1.75% quarterly (based on the Base Rate of 7.00% per annum). Interest will accrue at the Base Rate for each day that both (i) 6-Month USD LIBOR is within the Reference Rate Range and (ii) the Index closes at or above the S&P 500® Index Barrier, which will be determined on the Trade Date. No interest will accrue for any day on which 6-Month USD LIBOR is outside the Reference Rate Range or the closing level of the Index is below the S&P 500® Index Barrier.
❑	Issuer Call Right: We may, at our election, redeem the Notes in whole, but not in part, on any Interest Payment Date, commencing on June 18, 2013, at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest to but excluding the date of redemption.
❑	Repayment of Principal at Maturity (if not previously called): If you hold the Notes to maturity and the Notes have not been previously called you will receive at least your full principal amount from the Issuer. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of the Issuer.

Key Dates1

Trade Date:	June 13, 2012
Settlement Date:	June 18, 2012
Interest Payment Dates:	Quarterly (see page FWP-4)
Maturity Date:	June 18, 2027

1 Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Interest Payment Dates and Maturity Date will be changed so that the stated term of the Notes remains the same.

NOTICE TO INVESTORS: THE ISSUER WILL NOT PAY A FIXED RATE OF INCOME ON THE NOTES AND MAY PAY NO INTEREST AT ALL. THE ISSUER WILL ONLY REPAY YOUR PRINCIPAL AMOUNT AT MATURITY OR UPON AN EARLIER REDEMPTION SUBJECT TO ITS CREDITWORTHINESS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES IF THE ISSUER BECOMES UNABLE TO MEET ITS PAYMENT OBLIGATIONS WHEN DUE. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-11 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT AND PAGE IS-2 OF THE INDEX SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

Note Offering

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus, the prospectus, or the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$20	$980
Total	$•	$•	$•

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011, the index supplement dated May 31, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, index supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, index supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
t	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm
t	Index supplement dated May 31, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the Barclays Bank PLC Callable Contingent Accrual Notes with Interest Linked to 6-Month USD LIBOR and the Performance of the S&P 500® Index that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

t	You seek an investment of up to 15 years with variable interest payments linked to 6-Month USD LIBOR and the Index.
t	You are comfortable holding Notes with unpredictable interest payments, which could result in your receiving little or no interest on your Notes for some or all of the 15-year term of the Notes.
t

You understand the complex factors that influence long- and short- term interest rates (including 6-Month USD LIBOR) and the factors that influence stock prices, and therefore the level of the Index, in general.

t

You believe that 6-Month USD LIBOR will generally be within the Reference Rate Range and that the level of the Index will generally equal or exceed the S&P 500® Index Barrier during the term of the Notes.

t	You are willing and able to hold the Notes to maturity, a term of 15 years, and are aware that there may be little or no secondary market for the Notes.
t

You would be willing to invest in the Notes if the S&P 500 Index Barrier were set to the top of the range listed in “Indicative Terms” (the actual S&P 500 Index Barrier will be determined on the Trade Date).

t

You can tolerate the Issuer calling the Notes prior to maturity and are aware that you may not be able to reinvest the proceeds from such call in a comparable investment with similar characteristics as the Notes.

t

You are willing to assume the creditworthiness of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, and understand that if the Issuer defaults on its payment obligations, you may not receive any payments due under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

t	You do not seek an investment of up to 15 years with variable interest payments linked to 6-Month USD LIBOR and the Index.
t	You require fixed income from an investment.
t	You are not familiar with the complex factors that influence long- and short-term interest rates or the factors that influence stock prices or the level of the Index.
t	You believe that 6-Month USD LIBOR will generally be outside the Reference Rate Range or that the Index will generally be less than the S&P 500® Index Barrier during the term of the Notes.
t	You cannot tolerate receiving little or no interest for some or all of the 15-year term of the Notes.
t	You are unable or unwilling to hold the Notes to maturity, a term of 15 years, and you seek an investment for which there will be an active secondary market.
t

You would be unwilling to invest in the Notes if the S&P 500 Index Barrier were set to the top of the range listed in “Indicative Terms” (the actual S&P 500 Index Barrier will be determined on the Trade Date).

t	You cannot tolerate the Issuer calling the Notes prior to maturity and the potential reinvestment risk if the Notes are called.
t	You are unable or unwilling to assume the credit risk associated with Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-11 of this free writing prospectus as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Notes.
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Indicative Terms1

Issuer:	Barclays Bank PLC
Original Issue Price:	100% of the principal amount
Principal Amount per Note:	$1,000
Minimum Investment:	$1,000 (1 Note). Purchases must be in integral multiples of $1,000.
Reference Assets[2]:	The Reference Rate and the Index
Payment at Maturity:	The total amount due and payable on the Notes by Barclays Bank PLC on the Maturity Date will equal:
• the principal amount; plus
• unpaid interest accrued for the Interest Period ending on the Maturity Date.
Base Rate:	7.00% per annum, which is the rate used to determine the applicable interest rate per annum for each Interest Period.
Interest Rate Formula:	For each Interest Period, the interest rate per annum will be equal to the product of the Base Rate and the applicable Accrual Factor.
Accrual Factor:	The Accrual Factor for any Interest Period is a fraction, where the numerator reflects the number of calendar days in that Interest Period on which both (i) the Reference Rate is within the Reference Rate Range and (ii) the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, and the denominator reflects the total number of calendar days in that Interest Period.
Notwithstanding anything else to the contrary, if any calendar day during an Interest Period is not a Business Day, then the Reference Rate will equal the Reference Rate observed on the immediately preceding Business Day and if any calendar day during an Interest Period is not an Index Business Day or if the S&P 500® Index is subject to a Market Disruption Event, then the S&P 500® Index Level will equal the S&P 500® Index Level observed on the immediately preceding Index Business Day on which no Market Disruption Event has occurred.
Interest Payment Amount:	The amount of interest to be paid on the Notes for an Interest Period will be equal to the product of (a) the principal amount of the Notes, (b) the applicable interest rate per annum for that Interest Period, determined as described under “Interest Rate Formula” above, and (c) the number of days in that Interest Period divided by 360 (with the number of days to be calculated on the basis of a 360-day year consisting of twelve 30-day months).
Reference Rate:	6-Month USD LIBOR
Designated LIBOR Page: Reuters screen LIBOR01
Reference Rate Range:	0.00% to 6.00% (inclusive)
Interest Payment Dates:	Quarterly, on the 18th day of each March, June, September and December, commencing on September 18, 2012, during the term of the Notes (subject to adjustments, as described herein). The Maturity Date (or the Early Redemption Date, if applicable) will be the final Interest Payment Date.
Interest Period:	The initial Interest Period will begin on, and include, the Settlement Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date (or the Early Redemption Date, if applicable).
Business Days:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday and that is not a day on which banking institutions in New York City or London generally are authorized or obligated by law or executive order to be closed.
Business Day Convention:	Following Business Day, unadjusted
Index:	S&P 500® Index (the “Index”). The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the Index, see the information set forth under “Equity Indices—S&P 500® Index” in the index supplement.
S&P 500® Index Barrier:	950 to 995. The actual S&P 500® Index Barrier will be determined on the Trade Date.
S&P 500® Index Level:	For any Index Business Day, the closing value of the Index published at the regular weekday close of trading on that Index Business Day as determined by the Calculation Agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in “Reference Assets — Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-102 of the accompanying prospectus supplement.
Index Business Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on each of the relevant exchange(s) for the Index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.
Rate Cut-Off:	For any Interest Period, (A) the Reference Rate for any day from and including the fifth Business Day prior to the related Interest Payment Date will equal the Reference Rate observed on such fifth Business Day prior to that Interest Payment Date and (B) the S&P 500® Index Level for any day from and including the fifth Index Business Day prior to the related Interest Payment Date will equal the S&P 500® Index Level observed on such fifth Index Business Day prior to that Interest Payment Date.
If the Reference Rate is outside the Reference Rate Range or the S&P 500® Index Level is less than the S&P 500® Index Barrier on the fifth Business Day prior to the related Interest Payment Date, no interest will accrue from that fifth Business Day to the end of applicable Interest Period.
Redemption at the Option of the Issuer:	We may redeem your Notes, in whole but not in part, at the Redemption Price set forth below, on any Interest Payment Date, commencing on June 18, 2013, provided we give at least 5 Business Days prior written notice to The Bank of New York Mellon, the trustee under the Senior Debt Indenture dated September 16, 2004. If we exercise our redemption option, the Interest Payment Date on which we so exercise will be referred to as the “Early Redemption Date”.
Redemption Price:	If we exercise our redemption option, Barclays Bank PLC will pay you on the Early Redemption Date the Redemption Price equal to the principal amount of the Notes plus accrued and unpaid interest to but excluding the Early Redemption Date.
Calculation Agent:	Barclays Bank PLC
CUSIP:	06741TAZ0
ISIN:	US06741TAZ03

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. THE NOTES MAY PAY LITTLE OR NO INTEREST OVER THEIR 15 YEAR TERM. IF YOU HOLD THE NOTES TO MATURITY, BARCLAYS BANK WILL PAY YOU YOUR PRINCIPAL, SUBJECT TO ITS CREDITWORTHINESS. THE NOTES ARE NOT, EITHER DIRECTLY OR INDIRECTLY, AN OBLIGATION OF ANY THIRD PARTY, AND ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF BARCLAYS BANK PLC. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

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What are the tax consequences of the Notes?

The following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

We intend to treat the Notes as variable rate debt instruments subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Variable Rate Debt Instruments” in the prospectus supplement (including the original issue discount provisions described thereunder). Pursuant to the terms of the Notes, you agree to treat the Notes consistent with our treatment for all U.S. federal income tax purposes.

3.8% Medicare Tax On “Net Investment Income”

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include the interest payments and any gain realized with respect to the Notes, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their advisors with respect to the 3.8% Medicare tax.

Information Reporting

Holders that are individuals (and, to the extent provided in future regulations, entities) may be required to disclose information about their Notes on IRS Form 8938—”Statement of Specified Foreign Financial Assets” if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

Non-U.S. Holders

Barclays currently does not withhold on interest payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on such payments at a 30% rate, unless non-U.S. holders have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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Hypothetical Interest Rate and Interest Payment Calculations

As described above, Barclays Bank PLC will pay interest on each Interest Payment Date at an effective per annum interest rate calculated in accordance with the Interest Rate Formula. The following illustrates the process by which the interest rate and interest payment amount are determined for any such Interest Periods.

For purposes of these examples, we assume that the Base Rate is 7.00% per annum. We have also assumed that Barclays Bank PLC is not redeeming the Notes on the applicable Interest Payment Date pursuant to the Redemption at the Option of the Issuer provisions above. If we exercise our redemption option, we will pay you on the Early Redemption Date the Redemption Price applicable to that Early Redemption Date, calculated as described above.

Interest Rate Calculation

Step 1: Calculate the Accrual Factor.

For each calendar day during an Interest Period, the values for the Reference Rate and the S&P 500® Index Level are determined. Under the Interest Rate Formula, the amount of interest payable on the Notes for any Interest Period is dependent on the Accrual Factor. The Accrual Factor for any Interest Period is a fraction, where the numerator reflects the number of calendar days in that Interest Period on which both (i) the Reference Rate is within the Reference Rate Range and (ii) the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, and the denominator reflects the total number of calendar days in that Interest Period.

Step 2: Calculate the annual interest rate for each Interest Payment Date.

For each calendar day in an Interest Period on which both the Reference Rate is within the Reference Rate Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, interest will accrue at a rate of 7.00% per annum; conversely, for each calendar day in an Interest Period on which the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier, no interest will accrue.

Stated mathematically, the interest rate per annum for any Interest Period will be equal to the product of (1) 7.00% and (2) the applicable Accrual Factor.

The maximum possible per annum interest rate for any Interest Period is the Base Rate of 7.00%, and the actual interest rate per annum for any Interest Period will decrease in proportion to the number of calendar days in the Interest Period that the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier. As a result, the possible per annum interest rate for any Interest Period could potentially be zero. See “Key Risks— Reference Asset / Interest Payment Risk”.

Step 3: Calculate the interest payment amount payable for each Interest Payment Date.

For each Interest Period, once the Calculation Agent has determined the applicable interest rate per annum, the Calculation Agent will calculate the effective interest rate for the Interest Period by multiplying the annual interest rate determined for that Interest Period by the number of days in that Interest Period divided by 360 (with the number of days to be calculated on the basis of a 360-day year consisting of twelve 30-day months) (the “day count fraction”). The resulting effective interest rate is then multiplied by the relevant principal amount of the Notes to determine the actual interest amount payable on the related Interest Payment Date. No adjustments to the amount of interest calculated will be made in the event an Interest Payment Date is not a Business Day.

Example Interest Rate and Interest Payment Calculations

The following examples illustrate how the per annum interest rate and interest payment amounts would be calculated for a given Interest Period under different Accrual Factor scenarios. For purposes of these examples, we have assumed that the Notes have quarterly Interest Payment Dates, and that interest payments will be calculated using a 30/360 day count basis (such that the applicable day count fraction for the quarterly interest payment for the Interest Period will be 90/360).

These values and assumptions have been chosen arbitrarily for the purpose of these examples, and should not be taken as indicative of the terms of any particular Notes or the future performance of the Reference Rate and/or the Index. The specific terms for each issuance of Notes will be determined at the time such Notes are priced. Numbers in the table below have been rounded for ease of analysis. The table and examples below do not take into account the effect of applicable taxes.

Number of calendar days on which both the Reference Rate was within the Reference Rate Range and the S&P 500® Index Level was greater than or equal to the S&P 500® Index Barrier	Accrual Factor[1]	Interest Rate (per annum)[2]	Effective Interest Rate[3]	Interest Payment Amount (per $1,000 Note)[4]
90	100.00% (90/90)	7.00%	1.750%	$17.50
45	50.00% (45/90)	3.50%	0.875%	$8.75
10	11.11% (10/90)	0.77%	0.194%	$1.94
0	0.00% (0/90)	0.00%	0.00%	$0.00

1.	The Accrual Factor for any Interest Period is equal to the number of calendar days in that Interest Period on which both (i) the Reference Rate is within the Reference Rate Range and (ii) the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier divided by the total number of calendar days in that Interest Period.
2.	The interest rate per annum is equal to the product of (1) 7.00% and (2) the applicable Accrual Factor.
3.	Effective interest rate equals the interest rate per annum multiplied by the day count fraction (90/360).
4.	Interest payment amount equals the principal amount times the effective interest rate.
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Example 1: If, on every calendar day during the relevant Interest Period, both the value of the Reference Rate is within the Reference Rate Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, the related Accrual Factor would equal 100%, or 1.0. In this case, the interest rate of 7.00% would accrue for every day in the Interest Period. As a result, the per annum interest rate for that Interest Period would be equal to 7.00%, the maximum per annum interest rate for that Interest Period, and the Issuer would pay you an interest payment of $17.50 per $1,000 principal amount of Notes on the related quarterly Interest Payment Date, calculated as follows:

Effective Interest Rate = 7.00% x (90/360) = 1.75%

Interest Payment = $1,000 x 1.75% = $17.50

Example 2: If, on every calendar day during the relevant Interest Period, the value of the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier, the related Accrual Factor would equal 0%, or 0.0. In this case, the interest rate of 7.00% would accrue for zero days in the Interest Period. As a result, the per annum interest rate for that Interest Period would be equal to 0.00%, and the Issuer would not pay an interest payment on the related quarterly Interest Payment Date (the interest payment would be $0).

Example 3: If both the value of the Reference Rate is within the Reference Rate Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier on 10 out of the 90 of the calendar days in the relevant Interest Period, but the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier on the other 80 relevant calendar days, the related Accrual Factor would equal 11.11%, or 0.1111. In this case, the interest rate of 7.00% would accrue for 10 days in that Interest Period, while no interest would accrue for the remaining 80 days in that Interest Period. As a result, the per annum interest rate for that Interest Period would be 0.7777%, calculated in accordance with the Interest Rate Formula as follows:

Per Annum Interest Rate = 7.00% x 0.1111 = 0.7777%

Based on the per annum interest rate for the relevant Interest Period determined per the above, the Issuer would pay you an interest payment of $1.94 per $1,000 principal amount of Notes on the related quarterly Interest Payment Date, calculated as follows:

Effective Interest Rate = 0.7777% x (90/360) = 0.1944%

Interest Payment = $1,000 x 0.1944% = $1.94

Fluctuations in the Reference Rate and Index make the applicable interest rate per annum for any Interest Period difficult to predict. As a result, your interest payments on the Notes may be lower than anticipated and may even be zero for one of more of the Interest Periods. In addition, if, on any day that is five Business Days prior to the Interest Payment Date for the relevant Interest Period, either the Reference Rate is outside the Reference Rate Range or the Index Level closes below the S&P 500® Index Barrier, no interest will accrue for that day and the next four days, even if on any of the next four days both the Reference Rate is within the Reference Rate Range and the Index Level closes at or above the S&P 500® Index Barrier.

Key Risks

An investment in the Notes involves significant risks not associated with an investment in conventional floating rate or fixed rate medium term notes. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-6 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.

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Reference Asset / Interest Payment Risk— Investing in the Notes is not equivalent to investing in securities directly linked to the Reference Rate and/or the Index. Instead, the amount of interest payable on the Notes is dependent on whether, and the extent to which, during a given Interest Period, both the Reference Rate is within the Reference Rate Range—at or above 0.00% and at or below 6.00%, and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier. For each calendar day in an Interest Period on which both the Reference Rate is within the Reference Rate Range and the S&P 500® Index Level is greater than or equal to the S&P 500® Index Barrier, interest will accrue; conversely, for each calendar day in an Interest Period on which the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the applicable S&P 500® Index Barrier, no interest will accrue.

As a result, if the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier on one or more calendar days during an Interest Period, then the interest rate for that Interest Period, and the amount of interest paid on the related Interest Payment Date, will decrease in proportion to the number of calendar days in the Interest Period that the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier. Accordingly, in such circumstances Barclays Bank PLC would not pay the maximum possible interest rate for that Interest Period. If, on every calendar day in an Interest Period, the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier, then Barclays Bank PLC will not pay an interest payment for that Interest Period. If the Reference Rate is outside the Reference Rate Range and/or the S&P 500® Index Level is less than the S&P 500® Index Barrier on every calendar day in every Interest Period throughout the term of the Notes, then Barclays Bank PLC would not pay any interest payments on your Notes throughout their term.

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Issuer Credit Risk— The Notes are our unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

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The Notes Are Intended To Be Held To Maturity—You will receive at least the minimum payment of the full principal amount of your Notes only if you hold your Notes to maturity (or the Early Redemption Date if the Notes are called earlier), subject to the creditworthiness of the Issuer. If you sell your Notes in the secondary market prior to maturity, you may receive a dollar price less than 100% of the applicable principal amount of Notes sold.

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The Notes May be Redeemed Prior To Maturity—The Issuer may, in its sole discretion, elect to redeem the Notes in whole, but not in part, at a redemption price equal to the outstanding principal amount plus any accrued but unpaid interest thereon to but excluding the date of redemption, on any Interest Payment Date scheduled to occur on or after June 18, 2013, by giving at least 5 Business Days prior written notice. It may be more likely that the Issuer will redeem the Notes prior to maturity to the extent that the interest payable on the Notes is greater than the interest that would be payable on other instruments of the Issuer of a comparable maturity, terms and credit rating trading in the market. In this event, you will not receive any further interest payments on the Notes and you may not be able to reinvest the proceeds of your redemption amount in a similar product with similar terms and may have to re-invest in a lower-rate environment. In addition, even if we do not exercise our option to redeem your Notes, our ability to do so may adversely affect the value of your Notes.

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Rate Cut-Off Provision May Adversely Impact Interest Accrued on the Notes—For any Interest Period, (A) the Reference Rate for any day from and including the fifth Business Day prior to the related Interest Payment Date will equal the Reference Rate observed on such fifth Business Day prior to that Interest Payment Date and (B) the S&P 500® Index Level for any day from and including the fifth Index Business Day prior to the related Interest Payment Date will equal the S&P 500® Index Level observed on such fifth Index Business Day prior to that Interest Payment Date. Therefore, if the Reference Rate on the fifth Business Day prior to the related Interest Payment Date is outside the Reference Rate Range or the S&P 500® Index Level is less than the S&P 500® Index Barrier on the fifth Index Business Day prior to the related Interest Payment Date, no interest will accrue for that day or the remainder of the Interest Period, even if the Reference Rate is within the Reference Rate Range and the S&P 500® Index Level equals or exceeds the S&P 500® Index Barrier on any day during that time.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—Although you will not receive less than the principal amount of the Notes if you hold the Notes to maturity or early redemption (subject to Issuer credit risk), the Original Issue Price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, assuming no change in market conditions or any other relevant factor, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

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Potentially Inconsistent Research, Opinions or Recommendations by Barclays, UBS Financial Services Inc. or their Respective Affiliates—Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes.

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Potential Barclays Bank PLC Impact on Price—Trading or transactions by Barclays Bank PLC or its affiliates in the stocks comprising the Index may adversely affect the price of the Index and, therefore, the market value of the Notes.

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Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Reference Rate and the S&P 500® Index Level on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

t	the expected volatility of the Reference Rate and the Index;
t	the time to maturity of the Notes;
t	interest and yield rates in the market generally;
t	the dividend rate on the common stocks underlying the Index;
t	a variety of economic, financial, political, regulatory or judicial events; and
t	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
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Historical Levels of 6-month USD LIBOR

We have included the following graph of the historical behavior of 6-month USD LIBOR for the period June 1, 2000 to June 1, 2012, for your reference. 6-month USD LIBOR on June 1, 2012 was 0.73790%. We obtained the historical levels of 6-month USD LIBOR below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Past movements of 6-month USD LIBOR are not indicative of future levels or the future behavior of 6-month USD LIBOR. We cannot give you assurance that the performance of 6-month USD LIBOR will result in any interest payments over the term of the Notes.

Historical Closing Levels of the S&P 500® Index

We have included the following graph of the historical behavior of the S&P 500® Index Level for the period June 1, 2000 to June 5, 2012, for your reference The S&P 500® Index Level on June 5, 2012 was 1,285.50. We obtained the closing levels of the Index below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. Past movements of the S&P 500® Index Level are not indicative of future levels or the future behavior of the Index. We cannot give you assurance that the performance of the Index will result in any interest payments over the term of the Notes.

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Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

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